Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

David Schummers

Director of Investor Relations

408-548-6500

dschummers@kyphon.com

Kyphon Reports Second Quarter 2003 Financial Results

SUNNYVALE, Calif., July 25, 2003 – Kyphon Inc. (Nasdaq: KYPH) today announced financial results for the three and six month periods ended June 30, 2003. For the three month period, the Company reported sales of $31.1 million and net income of $2.8 million, or $0.07 cents per fully diluted share on a GAAP basis. This compares to sales of $18.2 million and a net loss of $3.0 million, or $0.15 per basic share, reported in the same period of 2002.

For the six month period, the Company reported sales of $56.2 million, as compared to $32.8 million reported for the same period in 2002. In addition, the Company reported net income of $3.4 million, or $0.08 per fully diluted share, as compared to a net loss of $4.6 million, or $0.42 per basic share, reported for the same six month period last year. On June 30, 2003, Kyphon had $71.6 million in cash, cash equivalents and investments on the Company’s balance sheet.

“We are very pleased with our execution during the second quarter and are encouraged by the considerable momentum we are building in our business,” commented Richard Mott, president and chief executive officer of Kyphon. “Our strong financial performance during the second quarter, both in terms of revenue and profitability, reflects our significant and expanding presence in the medical communities in the United States and Europe. We aggressively expanded our sales organization during the quarter in response to the continued demand for our instruments among surgeons.

“We will continue to invest significantly in Kyphon’s future during the second half of 2003, specifically in the areas of geographic expansion and new product development. I believe that these investments will complement our continued focus on growing Kyphon within our core market by building awareness among surgeons and primary care physicians. All of these programs are in place to drive near term growth to support of our mission of becoming the recognized leader in restoring spinal function through minimally invasive therapies,” concluded Mott.

Financial Outlook

For the full year 2003, the Company is currently planning for total sales in the range of $122 million to $125 million and earnings per fully diluted share in the range of $0.20 to $0.25 on a GAAP basis.

Earnings Call Information

Kyphon will host a conference call on Friday, July 25, 2003 at 5:30 a.m. Pacific time to discuss its second quarter results. A live Webcast of the call will be available from the Company’s corporate website at www.kyphon.com. An audio replay of the call will also be available beginning at 8:30 a.m. Pacific Time on Friday, July 25, 2003 until 9:00 p.m. Pacific Time on Wednesday, July 30, 2003. To access the replay, dial (888) 203-1112 (U.S.) or (719) 457-0820 (International) and enter the confirmation number 431830.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally-invasive technology. The Company’s initial marketing focus is on surgeons who repair spine fractures caused by osteoporosis. Kyphon’s first commercial products, comprising its KyphX® instruments, utilize a proprietary balloon technology to help repair fractures during minimally-invasive spine surgeries.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning our second quarter 2003 financial results and year 2003 sales and profit forecasts, our ability to increase demand for our existing products, expand geographically, and successfully introduce new products are forward-looking statements within the meaning of the safe harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Our quarterly financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors Affecting Operations and Future Results,” commencing on page 15 of Kyphon’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 13, 2003. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

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(Tables to follow)

KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$31,081	$18,238	$56,218	$32,832
Cost of goods sold	3,950	2,393	7,300	4,663

Gross profit	27,131	15,845	48,918	28,169

Operating expenses:
Research and development	4,036	2,368	7,046	4,329
Sales and marketing	16,548	10,486	31,009	19,634
General and administrative	3,938	2,811	7,360	5,379
Purchased in-process research and development	—	—	636	—

Total operating expenses	24,522	15,665	46,051	29,342

Income (loss) from operations	2,609	180	2,867	(1,173)

Interest income (expense) and other, net	211	(3,141)	494	(3,456)

Net income (loss)	$2,820	$(2,961)	$3,361	$(4,629)

Net income (loss) per share:
Basic	$0.07	$(0.15)	$0.09	$(0.42)

Diluted	$0.07	$(0.15)	$0.08	$(0.42)

Weighted-average shares outstanding:
Basic	38,069	19,304	37,820	11,129

Diluted	41,429	19,304	41,178	11,129

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands, except per share amounts)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$43,443	$49,867
Investments	27,624	21,224
Accounts receivable, net	18,161	13,934
Inventories	6,053	4,416
Prepaid expenses and other current assets	3,609	1,683
Related party note receivable, net of discount	1,844	2,390

Total current assets	100,734	93,514

Investments	533	3,212
Property and equipment, net	5,161	4,265
Goodwill and other intangible assets	4,074	—
Other assets	723	533

Total assets	$111,225	$101,524

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,597	$2,518
Accrued liabilities	7,470	7,492

Total current liabilities	11,067	10,010

Stockholders’ equity:
Common stock, $0.001 par value per share	38	37
Additional paid-in capital	164,931	163,354
Treasury stock, at cost	(201)	(201)
Deferred stock-based compensation, net	(8,994)	(11,947)
Accumulated other comprehensive income	1,054	302
Accumulated deficit	(56,670)	(60,031)

Total stockholders’ equity	100,158	91,514

Total liabilities and stockholders’ equity	$111,225	$101,524